ALLIANCE WORLD DOLLAR GOVERNMENT                                Exhibit 77D
FUND II, INC.
811-7732




At a Special Meeting of the Board of Directors held on July 29, 1997, the Directors approved a modification of the Fund's investment policies with respect to Brady Bonds. The Fund had been required to invest at least 50% of its aggregate sovereign debt positions in collateralized Brady Bonds. While leaving intact the Fund's required minimum investments in sovereign debt obligations, the Fund's Board acted to broaden and update the Fund's investment policies by eliminating the requirement that a minimum portion of those investments consist of collateralized Brady Bonds.



ALLIANCE WORLD DOLLAR GOVERNMENT                                Exhibit 77Q2
FUND II, INC.
811-7732



During the Fund's fiscal year ended March 31, 1997 a Form 3 was filed late on behalf of Donald J. Robinson, a Director of the Fund. The report did not relate to any transactions.


During the Fund's fiscal year ended March 31, 1998 a Form 4 was filed late on behalf of John H. Dobkin, a Director of the Fund. The report related to the purchase of shares of the Fund.


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